Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                  Contact: Seitel - 713-881-8900

Seitel Announces Agreement For Proposed Amended Reorganization Plan

HOUSTON, TX, January 9, 2004 -- Seitel, Inc. (OTCBB: SEIEQ; TORONTO: OSL) ("Seitel" or the "Company") announced today that it signed a standby funding commitment letter with HBV Mellon Alternative Strategies LLC ("Mellon") whereby Mellon has committed to purchase up to $75 million of reorganized Seitel's common stock in the event such stock is not purchased by Seitel's shareholders through the exercise of warrants to be issued to such shareholders under Seitel's proposed amended chapter 11 plan of reorganization. The Mellon commitment was obtained with the assistance and support of the Official Committee of Equity Holders of Seitel appointed in the bankruptcy case. The Company expects to file with the bankruptcy court an amended reorganization plan and a related amended disclosure statement in mid-January, a Bankruptcy Court hearing to approve the disclosure statement is presently scheduled for January 30, 2004, and a confirmation hearing on the reorganization plan is presently scheduled for March 9, 2004.

Effectiveness of the Mellon standby funding commitment letter is subject to approval of the bankruptcy court, which will be sought at the January 30, 2004 hearing, and consummation of the transactions contemplated thereby is subject to certain conditions, including the negotiation and execution of definitive documentation, confirmation by the bankruptcy court of the amended plan, the absence of material adverse changes, the receipt of requisite regulatory approvals, consummation of certain other financing transactions sufficient to make all payments required under the amended plan, as well as other customary conditions.

Under Seitel's proposed amended plan, which is subject to various conditions to effectiveness, including confirmation by the bankruptcy court, Seitel's pre-petition creditors would receive payment of 100% of their claims in cash, together with all post-petition interest. Each of Seitel's equity holders, as of a record date expected to be two days prior to the effective date of the proposed amended plan, would have the right to receive an equivalent number of shares of reorganized Seitel's common stock and warrants entitling the holder thereof to purchase such number of shares of reorganized Seitel common stock to retain its percentage equity ownership in Seitel (subject to adjustment and dilution as set forth below). The warrants would have an exercise price of 60 cents per share, subject to adjustment for certain recapitalization events. The aggregate exercise price of the warrants would be $75 million. The Company intends that the warrants will be freely transferable and exercisable for 30 days following the effective date of the proposed amended plan. Each equity holder who does not exercise its warrants would, as a result, suffer approximately 83.4% dilution in its percentage equity ownership of reorganized Seitel not including the additional warrants to be issued to Mellon as described below.

Mellon has agreed to act as a standby purchaser for up to $75 million (or 83.4%) of the shares of reorganized Seitel's common stock not purchased by equity holders upon exercise of the warrants. Mellon presently owns approximately 8% of Seitel's outstanding common stock. As compensation for its standby commitment, Mellon will be issued additional warrants to acquire up to 10% of the fully diluted shares of common stock of reorganized Seitel.  The exercise price of Mellon's additional warrants would be 72 cents per share, subject to adjustment for certain recapitalization events, and would expire on the seventh anniversary of their issuance.

The funding of all payments of claims under the proposed amended plan would be provided from a portion of Seitel's existing cash balances, and not less than $180 million in proceeds of a high yield debt placement. Financial advisors working with Seitel, without any commitment, have expressed confidence in their ability to complete the required high yield debt placement. The Company also anticipates entering into a new revolving credit facility to supplement its working capital needs following the effective date of the amended plan and is engaged in preliminary discussions with certain lending sources.

There can be no assurance that the amended plan will be confirmed by the Bankruptcy Court or will become effective or the timing thereof.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended (the "Securities Act"), or an applicable exemption from such registration. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT SEITEL

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects. Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are potential changes in the terms of the proposed amended plan of reorganization, the failure of the Company's Board of Directors to approve such terms, the failure of the Company to file an amended plan of reorganization, the failure of the Bankruptcy Court to confirm the amended plan, or the failure of the amended plan to otherwise become effective, as well as other factors detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.